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            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Statement of Additional Information and to the use of our report dated February 4, 2005, with respect to the financial statements of First Security Benefit Life Insurance and Annuity Company of New York and the financial statements of Variable Annuity Account A - AdvisorDesigns Variable Annuity, included in Post-Effective Amendment No. 4 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 333-89236) and Amendment No. 5 to the Registration Statement under the Investment Company Act of 1940 (Form N-4 No. 811-21104) and the related Statement of Additional Information accompanying the Prospectus for the AdvisorDesigns Variable Annuity.

                                                           /s/ Ernst & Young LLP

Kansas City, Missouri
April 26, 2005